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Bill Miller

Investor Relations Partners

Phone: 844-565-5665

bmiller@irpartnersinc.com

FOR IMMEDIATE RELEASE

APRIL 25, 2017

IMMUNE THERAPEUTICS, INC. FILES LODONAL

NEW DRUG APPLICATION IN KENYA

ORLANDO, Fla, April 25, 2017 (GLOBE NEWSWIRE) — Immune Therapeutics, Inc. (OTCQB: IMUN), a clinical-stage biopharmaceutical company developing therapies for a range of conditions using LodonalTM its proprietary formulation of lower-dose naltrexone, today announced it has submitted its New Drug Application (NDA) to the Pharmacy and Poison Board (PPB) in Kenya for Lodonal for the treatment of patients with HIV and cancer, both as a standalone treatment as well as an adjunct treatment, and as an immunomodulator.

“This NDA submission initiates the process we believe will result in broad access to our therapy for those suffering from immune deficiency disease and cancer.” said Noreen Griffin, Chief Executive Officer of Immune Therapeutics. “We recognize the difficulty the immune-comprised community has had in obtaining affordable non-toxic therapies and look forward to working closely with the PPB as they review our application.”

A full preclinical and clinical study program supports the filing including: four clinical efficacy trials involving more than 500 HIV/AIDS patients, and one clinical trial with 89 patients for cancer and over 1,200 patients with autoimmune disease. The clinical data showed that Lodonal could improve CD4 count, decrease viral load and reduce the number of opportunistic infections in patients suffering from comprised immune systems.

Omaera Pharmaceuticals, Ltd. and GB Pharma Holding supported this filing. “Without their support, the fast track of this process would not have been possible.” noted Griffin. The PPB had a 60-day filing review period to determine whether the NDA is complete and acceptable for filing. “The application was accepted and the company has received an application number. From there, we will move through the regulatory approval process including manufacturing (GMP) assessment, National Quality Control laboratory analysis, regulatory committee review and committee recommendations before the board issues its final ruling. The approval process could take as little as 90 days, after which we will be prepared to take orders for shipment through our recently announced distribution agreement.” concluded Griffin. The Company plans to reach commercialization for Lodonal in Kenya in 2017.

“We look forward to a smooth regulatory process for Lodonal in Kenya. We have significant experience with Kenya’s PPB and have meetings planned with the Ministry of Health before the end of the month.” notes Dr. Gloria B. Herndon, President and CEO of GB Pharma Holdings of Washington, DC.

About Immune Therapeutics, Inc.

Immune Therapeutics, Inc. (OTCQB: IMUN) is a clinical-stage biopharmaceutical company developing its proprietary version of lower-dose naltrexone Lodonal as standalone and conjunctive therapy in patients with a wide variety of conditions including HIV/AIDS, autoimmune diseases, cancer, neurodegenerative conditions and other inflammatory conditions. Lodonal is a novel compound with a unique mechanism of action and has clinical data on over 400 patients in several clinical studies. The drug has a favorable safety profile, is well tolerated by patients and has demonstrated efficacy in at least one clinically meaningful endpoint.

Forward-Looking Statements

This release may contain forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to, the possibility that some or all of the matters and transactions considered by the Company may not proceed as contemplated, and by all other matters specified in the Company’s filings with the Securities and Exchange Commission. These statements are made based upon current expectations that are subject to risk and uncertainty. The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including its recent periodic reports.

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